Exhibit 10.33
FIRST AMENDMENT TO LEASE
          This FIRST AMENDMENT TO LEASE dated as of March 12, 2007 (this “Amendment”) between RCPI LANDMARK PROPERTIES, L.L.C., a Delaware limited liability company having an office c/o Tishman Speyer Properties, L.P., 45 Rockefeller Plaza, New York, New York 10111 (“Landlord”), and OMRIX BIOPHARMACEUTICALS INC., a Delaware corporation having an office at 630 Fifth Avenue, 22nd Floor, New York, New York 10111 (“Tenant”).
W I T N E S S E T H:
          WHEREAS, Landlord and Tenant entered into that certain Lease dated as of September 19, 2006 (the “Original Lease”), covering a portion of the 22nd floor (the “Original Premises”) of the building known as 630 Fifth Avenue, New York, New York, all as more particularly described in the Original Lease; and
          WHEREAS, Landlord and Tenant desire to modify the Original Lease to (i) provide for the leasing by Tenant of a portion of the 23rd floor of the building known as One Rockefeller Plaza, New York, New York (“One Rockefeller Plaza”), designated as Suite ‘D’ and being more particularly shown on Exhibit A attached hereto (the “Additional Premises”) and (ii) otherwise modify the terms and conditions of the Original Lease, all as hereinafter set forth (the Original Lease, as modified by this Amendment, the “Lease”).
          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. Capitalized Terms. All capitalized terms used and not otherwise defined in this
Amendment shall have the respective meanings ascribed to them in the Original Lease.
     2. Lease of Additional Premises, (a) Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the Additional Premises for a term commencing on the date that Landlord delivers possession of the Additional Premises to Tenant free of all tenancies and occupants with the work set forth on Exhibit B (“Landlord’s Additional Premises Work”) having been Substantially Completed (the “Additional Premises Commencement Date”) and ending on the date which is the last day of the month in which the ten year and two (2) month anniversary of the Additional Premises Commencement Date occurs (the “One Rockefeller Plaza Expiration Date”), or such earlier date upon which the term of the Lease may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Lease or pursuant to law, upon all of the terms and conditions of the Original Lease, as modified by this Amendment,
          (b) Landlord shall not be liable for failure to deliver possession of the Additional Premises to Tenant on any specified date, and such failure shall not impair the validity of this Amendment. Landlord shall be deemed to have delivered possession of the Additional Premises to Tenant upon the giving of notice by Landlord to Tenant stating that the Additional Premises are vacant and available for Tenant’s occupancy and in the condition required by this Amendment. There shall be no postponement of the Additional Premises Commencement Date or the Additional Premises Rent Commencement Date (as hereinafter defined) for any delay in the delivery of possession of the Additional Premises to Tenant that results from any Tenant Delay. The provisions of this paragraph are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law or any successor Requirement,
          (c) Effective as of the Additional Premises Commencement Date, Tenant shall lease the Additional Premises upon all of the terms and conditions of the Original Lease, except as follows:
          (i) The Fixed Rent payable under the Lease with respect to the Additional Premises shall be an amount equal to (A) $791,632.50 per annum ($65,969.38 per month) for the period commencing on the Additional Premises Commencement Date and ending on the day preceding the 5-year anniversary of the Additional Premises Commencement Date, both dates inclusive, and (B) $854,247.50 per annum ($71,187.29 per month) for the period commencing on the 5-year anniversary of the Additional Premises Commencement Date and ending on the One Rockefeller Plaza Expiration Date, both dates inclusive, payable at the times and in the manner specified in the Lease for the payment of Fixed Rent.
          (ii) The Additional Premises shall be deemed to consist of 8,945 rentable square feet for all purposes of the Lease.
          (iii) Tenant shall pay all Additional Rent payable pursuant to the Original Lease, including Article 7 thereof, except with respect to the Additional Premises only, (A) “Base Tax Year” shall mean the calendar year 2007 (i.e., the second half of the Tax Year commencing on July 1, 2006 and ending on June 30, 2007 and the first half of the Tax Year commencing on July 1, 2007 and ending on June 30, 2008), (B) “Base Expense Year” shall mean the calendar year commencing on January 1, 2007 and ending on December 31, 2007, (C) “Tenant’s Area” shall mean 8,945 rentable square feet, and (D) “Comparison Year” shall mean (i) with respect to Taxes, each calendar year commencing subsequent to the first day of the 2006/2007 Tax Year, and (ii) with respect to Operating Expenses, each calendar year commencing subsequent to the first day of the Base Expense Year.
          (iv) Notwithstanding the foregoing, provided that Tenant shall not be in default beyond the expiration of any applicable notice and cure periods set forth in the Lease of any of the terms, conditions or covenants contained in the Lease, Tenant’s obligation to pay Fixed Rent in respect of the Additional Premises only shall be abated for the period commencing on the Additional Premises Commencement Date and ending on the date which is 59 days following the Additional Premises Commencement Date, both dates inclusive. The date which is 60 days following the Additional Premises Commencement Date shall be referred to herein as the “Additional Premises Rent Commencement Date”.
          (d) Tenant has inspected the Additional Premises and agrees (A) to accept possession of the Additional Premises in the “as is” condition existing on the Additional Premises Commencement Date, (B) that neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Additional Premises or One Rockefeller Plaza except as expressly set forth herein, and (C) except for Landlord’s Additional Premises Work (as defined above and in Exhibit B). Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to the Additional Premises to prepare the Additional Premises for Tenant’s occupancy. Tenant’s occupancy of any part of the Additional Premises shall be conclusive evidence, as against Tenant, that (1)

Landlord has Substantially Completed Landlord’s Additional Premises Work, (2) Tenant has accepted possession of the Additional Premises in their then current condition, and (3) the Additional Premises and the Building are in a good and satisfactory condition as required by this Amendment.
          (e) (i) Tenant shall, upon execution of this Amendment, deliver to Landlord as additional security for the faithful performance and observance by Tenant of the terms, covenants and conditions of the Lease, a clean, irrevocable, non-documentary and unconditional letter of credit (the “Additional Letter of Credit”) in the amount of $950,406.25, which Additional Letter of Credit shall satisfy all of the requirements for letters of credit set forth in Article 27 of the Original Lease. Landlord shall hold the Additional Letter of Credit, and shall be entitled to draw upon the Additional Letter of Credit, in accordance with the provisions of Article 27 of the Original Lease. Upon the delivery thereof, the Additional Letter of Credit shall be deemed to be part of the Letter of Credit pursuant to the provisions of Article 27 of the Original Lease for all purposes of the Lease. In furtherance of the foregoing, Landlord may apply the Letter of Credit provided pursuant to the Original Lease and/or the Additional Letter of Credit (or the cash proceeds of either) in any priority or combination as it sees fit in its sole and absolute discretion, with respect to the Original Premises and/or the Additional Premises, in any event in accordance with the provisions of Article 27 of the Original Lease. Notwithstanding the foregoing, upon execution of this Amendment, Tenant shall be permitted to deposit a cash security deposit in the amount of $950,406.25 (the “Cash Security”) with Landlord in lieu of the Additional Letter of Credit, which Landlord shall hold as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of the Lease. On or before 45 days after the date hereof, Tenant shall deliver the Additional Letter of Credit to Landlord in the form required by this Amendment. Upon receipt of the Additional Letter of Credit, Landlord shall promptly return the Cash Security to Tenant. In the event that Tenant fails to timely replace the Cash Security with the Additional Letter of Credit, Landlord shall continue to hold the Cash Security as security under the Lease, and may, at its option, deem such failure to be an Event of Default under the Lease. Landlord shall not be required to deposit the Cash Security into an interest bearing account.
               (ii) If (A) Tenant has not previously defaulted in its obligation to pay Rent to Landlord within the time periods set forth in the Lease and (B) no Event of Default then exists, then, provided that Tenant complies with the provisions of this Section 2(e)(ii), on the 2nd anniversary of the Additional Premises Commencement Date, the amount of the Additional Letter of Credit or cash proceeds of the Additional Letter of Credit shall be reduced to $760,325.00. The Additional Letter of Credit or cash proceeds of the Additional Letter of Credit shall be reduced as follows: (1) if in the form of cash proceeds, Landlord shall, within 10 Business Days following notice by Tenant to Landlord that Tenant is entitled to reduce the amount thereof pursuant to this Section 2(e)(ii), deliver to Tenant the amount by which the cash proceeds are reduced, or (B) if in the form of the Additional Letter of Credit, Tenant shall either (x) deliver to Landlord a consent to an amendment to the Additional Letter of Credit (which amendment must be reasonably acceptable to Landlord in all respects), reducing the amount of the Additional Letter of Credit by the amount of the permitted reduction, and Landlord shall execute such consent and such other documents as are reasonably necessary to reduce the amount of the Additional Letter of Credit in accordance with the terms hereof, or (y) deliver a substitute Additional Letter of Credit in compliance with this Section 2(e) and Article 27 of the Original Lease which Landlord will simultaneously exchange for the existing Additional Letter of Credit and Landlord shall consent to the cancellation of such existing Additional Letter of Credit. If Tenant delivers to Landlord a consent to an amendment to the Additional Letter of Credit in accordance with the terms hereof, Landlord shall, within 10 Business Days after delivery of such consent, either (1) provide its reasonable objections to such amendment or (2) execute such consent in accordance with the terms hereof.
          (f) Landlord shall redistribute or furnish electricity to or for the use of Tenant in the Additional Premises for the operation of Tenant’s electrical systems and equipment in the Additional Premises in accordance with Section 10.1 of the Original Lease, except that with respect to the Additional Premises only, the “Electrical Inclusion Factor” shall be $31,307.50 per annum, which estimated charge for such electricity is included in Fixed Rent with respect to the Additional Premises on a so-called “rent inclusion” basis (subject to adjustment as provided in Section 10.1 of the Original Lease).
          (g) Section 4.2 and Article 28 of the Original Lease shall be deemed not applicable to the leasing of the Additional Premises.
          (i) Except as provided in this Amendment, all references in the Original Lease to the “Premises” shall be deemed to include the Additional Premises for all purposes of the Lease. With respect to the Additional Premises only, all references in the Original Lease to “Term” or “term of this Lease” or words of similar import shall be deemed to refer to the term of the leasing of the Additional Premises, all references to the “Expiration Date” or words of similar import shall be deemed to refer to the One Rockefeller Plaza Expiration Date, and all references to “the Building” shall be deemed to refer to One Rockefeller Plaza. Each reference in the Original Lease to “this Lease”, “herein”, “hereunder” or words of similar import shall be deemed to refer to the Lease.
     3. Brokerage. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Amendment other than Tishman Speyer Properties, L.P. and Cushman & Wakefield, Inc. (collectively, the “Brokers”) and that, to the best of its knowledge, no other broker negotiated this Amendment or is entitled to any fee or commission in connection herewith. Landlord shall pay the Brokers any commission which may be due in connection with this Amendment pursuant to separate agreements. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than the Brokers) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Amendment, or the above representation being false. The provisions of this Section 3 shall survive the expiration or earlier termination of the term of the Lease.
     4. Representations and Warranties. Tenant represents and warrants to Landlord that, as of the date hereof, (a) the Original Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) there are no defaults existing under the Lease; (c) there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease; (d) this Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; (e) Landlord has paid all amounts and performed all work required to be paid or performed under the Lease in connection with Tenant’s initial occupancy of the Original Premises under the Lease; and (f) Landlord is not in default of any of its obligations or covenants under the Lease.

     5. Miscellaneous. (a) Except as set forth herein, nothing contained in this Amendment shall be deemed to amend or modify in any respect the terms of the Original Lease and such terms shall remain in full force and effect as modified hereby. If there is any inconsistency between the terms of this Amendment and the terms of the Original Lease, the terms of this Amendment shall be controlling and prevail.
          (b) This Amendment contains the entire agreement of the parties with respect to its subject matter and all prior negotiations, discussions, representations, agreements and understandings heretofore had among the parties with respect thereto are merged herein.
          (c) This Amendment may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.
          (d) This Amendment shall not be binding upon Landlord or Tenant unless and until Landlord shall have delivered a fully executed counterpart of this Amendment to Tenant.
          (e) This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their successors and permitted assigns.
          (f) This Amendment shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.
          (g) The captions, headings, and titles in this Amendment are solely for convenience of reference and shall not affect its interpretation.

          IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD: RCPI LANDMARK PROPERTIES, L.LC.
By:	Tishman Speyer Properties, L.P., its Agent

By:	/s/ Steven R. Wechsler
Steven R. Wechsler
Senior Managing Director

TENANT: OMRIX BIOPHARMACEUTICALS INC.
By:	/s/ Michael Burshtine
Name: Michael Burshtine
	Title:	EVP & CFO